UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2009

CHINA LOGISTICS GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	0-31497	65-1001686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23F. Gutai Beach Building No. 969, Zhongshan Road (South), Shanghai, China 200011
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (562) 408-3888

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements to Certain Officers.

Effective October 12, 2009, the Board of Directors of China Logistics Group, Inc. (the “Company”) approved the appointment of Yuan Huang as its Chief Financial Officer and Principal Financial and Accounting Officer.  Ms. Huang succeeded Wei Chen who will remain with the Company in his current role as its Chief Executive Officer and President.

Ms. Huang, 37, has served as Director of Accounting Department of the Company’s subsidiary Shandong Jiajia International Freight Forwarding Co., Ltd. Shanghai Branch (“Shandong Jiajia”) since April 2007. Prior to joining Shandong Jiajia, Ms. Huang was Accounting Manager of Shanghai Yingyuan Logistics Co., Ltd. from November 2002 until April 2007. Before Ms. Huang entered the logistics industry, she was Director of Accounting Department of Shanghai Paris Spring Yimin Co., Ltd. from May 1995 to November 2002 and served as an accountant of its parent company Shanghai Yimin Department Stores Co., Ltd. from September 1990 through May 1995. Ms. Huang received an Associate Degree in Accounting from Shanghai University of Finance and Economics in July 1999.

The Company entered into an employment agreement (the “Employment Agreement”) with Ms Huang for a term of twelve (12) months commencing October 12, 2009.  The Employment Agreement stipulates that Ms. Huang will receive a base monthly salary of RMB1,500 (approximately $220) and a semiannual bonus up to RMB 10,000 (approximately $1,464).  In addition, Ms. Huang will receive certain allowances and other benefits provided by the Company to all other employees of the Company’s China based subsidiaries including health insurance, unemployment insurance and other welfare programs available to other employees of the Company’s China based subsidiaries.  The full text of the English  translation of the Employment Agreement is attached hereto as Exhibit 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:
10.1	Employment Agreement effective as of October 12, 2009 between China Logistics Group, Inc. and Yuan Huang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA LOGISTICS GROUP, INC.

Date: October 16, 2009	By:	/s/ Wei Chen
Wei Chen, CEO and President